SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 13D

(Rule 13d-101)

Information to be Included in Statements Filed Pursuant
to Rule 13d-1(a) and Amendments Thereto Filed Pursuant to
Rule 13d-2(a)

(Amendment No. 3)1

Nobel Learning Communities, Inc.

(Name of Issuer)

Common Stock, Par Value $.001 Per Share

(Title of Class of Securities)

654889104

(CUSIP Number)

Hugh Steven Wilson
Latham & Watkins
701 “B” Street, Suite 2100
San Diego, California 92101-8197
(619) 236-1234

(Name, Address and Telephone Number of Person Authorized to Receive Notices and Communications)

December 30, 2002

(Date of Event which Requires Filing of this Statement)

     If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), 13d-1(f) or 13d-1(g), check the following box: ☐.

(Continued on the following pages)

Page 1 of 21 Pages

[1]	The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

SCHEDULE 13D

CUSIP No. 654889104	Page 2 of 21

1		NAME OF REPORTING PERSONS/I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

KU LEARNING, L.L.C.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)	(a) ☒ (b) ☐

3		SEC USE ONLY

4		SOURCE OF FUNDS (See Instructions)

5	CHECK IF DISCLOSURE OR LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E)	☐

6		CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware

	7	SOLE VOTING POWER

NUMBER OF

SHARES
BENEFICIALLY	8	SHARED VOTING POWER

OWNED BY		1,883,500 shares

EACH
REPORTING	9	SOLE DISPOSITIVE POWER

PERSON

WITH
	10	SHARED DISPOSITIVE POWER

1,883,500 shares

11		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

1,883,500 shares

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*	☐

13		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

28.7% (1)

14		TYPE OF REPORTING PERSON

OO

(1)	Based on 6,554,966 shares of Common Stock outstanding as of November 8, 2002, as reported in the Company’s Quarterly Report on Form 10-Q filed with the Commission on November 14, 2002.

*SEE INSTRUCTIONS BEFORE FILLING OUT!

SCHEDULE 13D

CUSIP No. 654889104	Page 3 of 21

1		NAME OF REPORTING PERSONS/I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

KNOWLEDGE UNIVERSE LEARNING GROUP, L.L.C.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)	(a) ☒ (b) ☐

3		SEC USE ONLY

4		SOURCE OF FUNDS (See Instructions)

5	CHECK IF DISCLOSURE OR LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E)	☐

6		CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware

	7	SOLE VOTING POWER

NUMBER OF

SHARES
BENEFICIALLY	8	SHARED VOTING POWER

OWNED BY		1,883,500 shares

EACH
REPORTING	9	SOLE DISPOSITIVE POWER

PERSON

WITH
	10	SHARED DISPOSITIVE POWER

1,883,500 shares

11		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

1,883,500 shares

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*	☐

13		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

28.7% (1)

14		TYPE OF REPORTING PERSON

OO

(1)	Based on 6,554,966 shares of Common Stock outstanding as of November 8, 2002, as reported in the Company’s Quarterly Report on Form 10-Q filed with the Commission on November 14, 2002.

*SEE INSTRUCTIONS BEFORE FILLING OUT!

SCHEDULE 13D

CUSIP No. 654889104	Page 4 of 21

1		NAME OF REPORTING PERSONS/I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

KNOWLEDGE UNIVERSE II LLC

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)	(a) ☒ (b) ☐

3		SEC USE ONLY

4		SOURCE OF FUNDS (See Instructions)

5	CHECK IF DISCLOSURE OR LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E)	☐

6		CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware

	7	SOLE VOTING POWER

NUMBER OF

SHARES
BENEFICIALLY	8	SHARED VOTING POWER

OWNED BY		1,883,500 shares

EACH
REPORTING	9	SOLE DISPOSITIVE POWER

PERSON

WITH
	10	SHARED DISPOSITIVE POWER

1,883,500 shares

11		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

1,883,500 shares

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*	☐

13		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

28.7% (1)

14		TYPE OF REPORTING PERSON

OO

(1)	Based on 6,554,966 shares of Common Stock outstanding as of November 8, 2002, as reported in the Company’s Quarterly Report on Form 10-Q filed with the Commission on November 14, 2002.

*SEE INSTRUCTIONS BEFORE FILLING OUT!

SCHEDULE 13D

CUSIP No. 654889104	Page 5 of 21

1		NAME OF REPORTING PERSONS/I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

KNOWLEDGE UNIVERSE, L.L.C.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)	(a) ☒ (b) ☐

3		SEC USE ONLY

4		SOURCE OF FUNDS (See Instructions)

5	CHECK IF DISCLOSURE OR LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E)	☐

6		CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware

	7	SOLE VOTING POWER

NUMBER OF

SHARES
BENEFICIALLY	8	SHARED VOTING POWER

OWNED BY		1,883,500 shares

EACH
REPORTING	9	SOLE DISPOSITIVE POWER

PERSON

WITH
	10	SHARED DISPOSITIVE POWER

1,883,500 shares

11		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

1,883,500 shares

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*	☐

13		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

28.7% (1)

14		TYPE OF REPORTING PERSON

OO

(1)	Based on 6,554,966 shares of Common Stock outstanding as of November 8, 2002, as reported in the Company’s Quarterly Report on Form 10-Q filed with the Commission on November 14, 2002.

*SEE INSTRUCTIONS BEFORE FILLING OUT!

SCHEDULE 13D

CUSIP No. 654889104	Page 6 of 21

1		NAME OF REPORTING PERSONS/I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

ET HOLDINGS, L.L.C.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)	(a) ☒ (b) ☐

3		SEC USE ONLY

4		SOURCE OF FUNDS (See Instructions)

5	CHECK IF DISCLOSURE OR LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E)	☐

6		CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware

	7	SOLE VOTING POWER

NUMBER OF

SHARES
BENEFICIALLY	8	SHARED VOTING POWER

OWNED BY		1,883,500 shares

EACH
REPORTING	9	SOLE DISPOSITIVE POWER

PERSON

WITH
	10	SHARED DISPOSITIVE POWER

1,883,500 shares

11		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

1,883,500 shares

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*	☐

13		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

28.7% (1)

14		TYPE OF REPORTING PERSON

OO

(1)	Based on 6,554,966 shares of Common Stock outstanding as of November 8, 2002, as reported in the Company’s Quarterly Report on Form 10-Q filed with the Commission on November 14, 2002.

*SEE INSTRUCTIONS BEFORE FILLING OUT!

SCHEDULE 13D

CUSIP No. 654889104	Page 7 of 21

1		NAME OF REPORTING PERSONS/I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

ET CONSOLIDATED, L.L.C.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)	(a) ☒ (b) ☐

3		SEC USE ONLY

4		SOURCE OF FUNDS (See Instructions)

5	CHECK IF DISCLOSURE OR LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E)	☐

6		CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware

	7	SOLE VOTING POWER

NUMBER OF

SHARES
BENEFICIALLY	8	SHARED VOTING POWER

OWNED BY		1,883,500 shares

EACH
REPORTING	9	SOLE DISPOSITIVE POWER

PERSON

WITH
	10	SHARED DISPOSITIVE POWER

1,883,500 shares

11		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

1,883,500 shares

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*	☐

13		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

28.7% (1)

14		TYPE OF REPORTING PERSON

OO

(1)	Based on 6,554,966 shares of Common Stock outstanding as of November 8, 2002, as reported in the Company’s Quarterly Report on Form 10-Q filed with the Commission on November 14, 2002.

*SEE INSTRUCTIONS BEFORE FILLING OUT!

SCHEDULE 13D

CUSIP No. 654889104	Page 8 of 21

1		NAME OF REPORTING PERSONS/I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

HAMPSTEAD ASSOCIATES, L.L.C.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)	(a) ☒ (b) ☐

3		SEC USE ONLY

4		SOURCE OF FUNDS (See Instructions)

5	CHECK IF DISCLOSURE OR LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E)	☐

6		CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware

	7	SOLE VOTING POWER

NUMBER OF

SHARES
BENEFICIALLY	8	SHARED VOTING POWER

OWNED BY		1,883,500 shares

EACH
REPORTING	9	SOLE DISPOSITIVE POWER

PERSON

WITH
	10	SHARED DISPOSITIVE POWER

1,883,500 shares

11		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

1,883,500 shares

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*	☐

13		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

28.7% (1)

14		TYPE OF REPORTING PERSON

OO

(1)	Based on 6,554,966 shares of Common Stock outstanding as of November 8, 2002, as reported in the Company’s Quarterly Report on Form 10-Q filed with the Commission on November 14, 2002.

*SEE INSTRUCTIONS BEFORE FILLING OUT!

SCHEDULE 13D

CUSIP No. 654889104	Page 9 of 21

1		NAME OF REPORTING PERSONS/I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

MOLLUSK HOLDINGS, L.L.C.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)	(a) ☒ (b) ☐

3		SEC USE ONLY

4		SOURCE OF FUNDS (See Instructions)

5	CHECK IF DISCLOSURE OR LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E)	☐

6		CITIZENSHIP OR PLACE OF ORGANIZATION

California

	7	SOLE VOTING POWER

NUMBER OF

SHARES
BENEFICIALLY	8	SHARED VOTING POWER

OWNED BY		1,883,500 shares

EACH
REPORTING	9	SOLE DISPOSITIVE POWER

PERSON

WITH
	10	SHARED DISPOSITIVE POWER

1,883,500 shares

11		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

1,883,500 shares

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*	☐

13		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

28.7% (1)

14		TYPE OF REPORTING PERSON

OO

(1)	Based on 6,554,966 shares of Common Stock outstanding as of November 8, 2002, as reported in the Company’s Quarterly Report on Form 10-Q filed with the Commission on November 14, 2002.

*SEE INSTRUCTIONS BEFORE FILLING OUT!

SCHEDULE 13D

CUSIP No. 654889104	Page 10 of 21

1		NAME OF REPORTING PERSONS/I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

CEPHALOPOD CORPORATION

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)	(a) ☒ (b) ☐

3		SEC USE ONLY

4		SOURCE OF FUNDS (See Instructions)

5	CHECK IF DISCLOSURE OR LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E)	☐

6		CITIZENSHIP OR PLACE OF ORGANIZATION

California

	7	SOLE VOTING POWER

NUMBER OF

SHARES
BENEFICIALLY	8	SHARED VOTING POWER

OWNED BY		1,883,500 shares

EACH
REPORTING	9	SOLE DISPOSITIVE POWER

PERSON

WITH
	10	SHARED DISPOSITIVE POWER

1,883,500 shares

11		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

1,883,500 shares

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*	☐

13		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

28.7% (1)

14		TYPE OF REPORTING PERSON

CO

(1)	Based on 6,554,966 shares of Common Stock outstanding as of November 8, 2002, as reported in the Company’s Quarterly Report on Form 10-Q filed with the Commission on November 14, 2002.

*SEE INSTRUCTIONS BEFORE FILLING OUT!

SCHEDULE 13D

CUSIP No. 654889104	Page 11 of 21

1		NAME OF REPORTING PERSONS/I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

LAWRENCE INVESTMENTS, L.L.C.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)	(a) ☒ (b) ☐

3		SEC USE ONLY

4		SOURCE OF FUNDS (See Instructions)

5	CHECK IF DISCLOSURE OR LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E)	☐

6		CITIZENSHIP OR PLACE OF ORGANIZATION

California

	7	SOLE VOTING POWER

NUMBER OF

SHARES
BENEFICIALLY	8	SHARED VOTING POWER

OWNED BY		1,883,500 shares

EACH
REPORTING	9	SOLE DISPOSITIVE POWER

PERSON

WITH
	10	SHARED DISPOSITIVE POWER

1,883,500 shares

11		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

1,883,500 shares

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*	☐

13		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

28.7% (1)

14		TYPE OF REPORTING PERSON

OO

(1)	Based on 6,554,966 shares of Common Stock outstanding as of November 8, 2002, as reported in the Company’s Quarterly Report on Form 10-Q filed with the Commission on November 14, 2002.

*SEE INSTRUCTIONS BEFORE FILLING OUT!

SCHEDULE 13D

CUSIP No. 654889104	Page 12 of 21

1		NAME OF REPORTING PERSONS/I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

LAWRENCE J. ELLISON

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)	(a) ☒ (b) ☐

3		SEC USE ONLY

4		SOURCE OF FUNDS (See Instructions)

5	CHECK IF DISCLOSURE OR LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E)	☐

6		CITIZENSHIP OR PLACE OF ORGANIZATION

U.S.

	7	SOLE VOTING POWER

NUMBER OF

SHARES
BENEFICIALLY	8	SHARED VOTING POWER

OWNED BY		1,883,500 shares

EACH
REPORTING	9	SOLE DISPOSITIVE POWER

PERSON

WITH
	10	SHARED DISPOSITIVE POWER

1,883,500 shares

11		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

1,883,500 shares

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*	☐

13		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

28.7% (1)

14		TYPE OF REPORTING PERSON

IN

(1)	Based on 6,554,966 shares of Common Stock outstanding as of November 8, 2002, as reported in the Company’s Quarterly Report on Form 10-Q filed with the Commission on November 14, 2002.

*SEE INSTRUCTIONS BEFORE FILLING OUT!

SCHEDULE 13D

CUSIP No. 654889104	Page 13 of 21

1		NAME OF REPORTING PERSONS/I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

RIDGEVIEW ASSOCIATES, LLC

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)	(a) ☒ (b) ☐

3		SEC USE ONLY

4		SOURCE OF FUNDS (See Instructions)

5	CHECK IF DISCLOSURE OR LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E)	☐

6		CITIZENSHIP OR PLACE OF ORGANIZATION

California

	7	SOLE VOTING POWER

NUMBER OF

SHARES
BENEFICIALLY	8	SHARED VOTING POWER

OWNED BY		1,883,500 shares

EACH
REPORTING	9	SOLE DISPOSITIVE POWER

PERSON

WITH
	10	SHARED DISPOSITIVE POWER

1,883,500 shares

11		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

1,883,500 shares

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*	☐

13		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

28.7% (1)

14		TYPE OF REPORTING PERSON

OO

(1)	Based on 6,554,966 shares of Common Stock outstanding as of November 8, 2002, as reported in the Company’s Quarterly Report on Form 10-Q filed with the Commission on November 14, 2002.

*SEE INSTRUCTIONS BEFORE FILLING OUT!

SCHEDULE 13D

CUSIP No. 654889104	Page 14 of 21

1		NAME OF REPORTING PERSONS/I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

MICHAEL R. MILKEN

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)	(a) ☒ (b) ☐

3		SEC USE ONLY

4		SOURCE OF FUNDS (See Instructions)

5	CHECK IF DISCLOSURE OR LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E)	☐

6		CITIZENSHIP OR PLACE OF ORGANIZATION

U.S.

	7	SOLE VOTING POWER

NUMBER OF

SHARES
BENEFICIALLY	8	SHARED VOTING POWER

OWNED BY		1,883,500 shares

EACH
REPORTING	9	SOLE DISPOSITIVE POWER

PERSON

WITH
	10	SHARED DISPOSITIVE POWER

1,883,500 shares

11		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

1,883,500 shares

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*	☐

13		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

28.7% (1)

14		TYPE OF REPORTING PERSON

IN

(1)	Based on 6,554,966 shares of Common Stock outstanding as of November 8, 2002, as reported in the Company’s Quarterly Report on Form 10-Q filed with the Commission on November 14, 2002.

*SEE INSTRUCTIONS BEFORE FILLING OUT!

SCHEDULE 13D

CUSIP No. 654889104	Page 15 of 21

1		NAME OF REPORTING PERSONS/I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

LOWELL J. MILKEN

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)	(a) ☒ (b) ☐

3		SEC USE ONLY

4		SOURCE OF FUNDS (See Instructions)

5	CHECK IF DISCLOSURE OR LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E)	☐

6		CITIZENSHIP OR PLACE OF ORGANIZATION

U.S.

	7	SOLE VOTING POWER

NUMBER OF

SHARES
BENEFICIALLY	8	SHARED VOTING POWER

OWNED BY		1,883,500 shares

EACH
REPORTING	9	SOLE DISPOSITIVE POWER

PERSON

WITH
	10	SHARED DISPOSITIVE POWER

1,883,500 shares

11		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

1,883,500 shares

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*	☐

13		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

28.7% (1)

14		TYPE OF REPORTING PERSON

IN

(1)	Based on 6,554,966 shares of Common Stock outstanding as of November 8, 2002, as reported in the Company’s Quarterly Report on Form 10-Q filed with the Commission on November 14, 2002.

*SEE INSTRUCTIONS BEFORE FILLING OUT!

          This Amendment No. 3 to Schedule 13D (“Amendment No. 3”) relating to Nobel Learning Communities, Inc., a Delaware corporation (the “Company”), is being filed on behalf of the undersigned to amend the Schedule 13D filed with the Commission on January 26, 1998, as amended by Amendment No. 1 thereto filed with the Commission on June 2, 1998 and Amendment No. 2 thereto filed with the Commission on November 10, 1999 (together, the “Schedule 13D”). Terms defined in the Schedule 13D and not defined herein have the same meaning as in the Schedule 13D.

Item 2. Identity and Background.

          The information in Item 2 is hereby amended and supplemented by adding the following thereto:

          This schedule is filed by Knowledge Universe Learning Group, L.L.C., a Delaware limited liability company (“KULG”), Knowledge Universe II LLC, a Delaware limited liability company (“KU II”), and the Reporting Persons previously disclosed in the Schedule 13D other than KUL, Inc. and KU, Inc.

          Since the last filing of the Schedule 13D, KUL, Inc. distributed its ownership interest in KU Learning to KU, Inc., which then distributed it to Knowledge Universe, which contributed it into newly-formed KULG. KULG is the sole member of KU Learning. Knowledge Universe subsequently formed and contributed its ownership interest in KULG to KU II, which is currently the sole member of KULG. KUL, Inc. and KU, Inc. are no longer considered “Reporting Persons.” For purposes of the Schedule 13D, KULG and KU II shall be considered “Reporting Persons” in addition to the Reporting Persons previously disclosed.

          The principal business of KULG and KU II is to acquire interests in, and/or operate, other companies and businesses, primarily, but not limited to, companies and businesses engaged in education. The principal executive offices and principal business of KULG and KU II are located at 844 Moraga Drive, Los Angeles, California 90049. The name, citizenship, business address, present principal occupation or employment and, if applicable, the name, principal business and address of any corporation or other organization in which such employment is conducted, of the executive officers of KULG and KU II are set forth in Appendix I hereto, which is incorporated herein by reference.

Item 4. Purpose of Transaction.

          The information in Item 4 is hereby amended and supplemented by adding the following thereto:

          On December 30, 2002, counsel for KU Learning, L.L.C. (“KU Learning”) sent a letter to the Company which is filed as Exhibit 4 to this Amendment No. 3 to Schedule 13D and is incorporated herein by reference. KU Learning may nominate one or more individuals for election to the Board of Directors of the Company at the Company’s next annual meeting of stockholders.

Item 5. Interest in Securities of the Issuer.

          The information in Item 5 is hereby amended and supplemented by adding the following thereto:

          The Reporting Persons may be deemed to beneficially own an aggregate of 1,883,500 shares of Common Stock, representing approximately 28.7% of the outstanding shares of Common Stock, based on 6,554,966 shares of Common Stock outstanding as of November 8, 2002, as reported in the Company’s Quarterly Report on Form 10-Q filed with the Commission on November 14, 2002.

          KULG and KU II may be deemed to share the powers of voting and disposition of the Shares with KU Learning because KULG is the sole member of KU Learning and KU II is the sole member of KULG, and in such capacity may be deemed to have the power to direct the voting and disposition of, and to share the beneficial ownership of, any shares of the Common Stock beneficially owned by KU Learning.

          Except as described in this Amendment No. 3, neither the Reporting Persons nor any person named in Appendix I hereto has effected transactions in the Common Stock of the Company during the past 60 days. No person other than the Reporting Persons has the right to receive or the power to direct the receipt of dividends from or, the proceeds from the sale of, the Shares of the Common Stock covered by the Schedule 13D and this Amendment No. 3.

Item 7. Material to be Filed as Exhibits.

          The information in Item 7 is hereby amended and supplemented by adding the following hereto:

Exhibit 1	Joint Filing Agreement dated as of December 30, 2002

Exhibit 4	Letter from counsel for KU Learning, L.L.C. to the Board of Directors of Nobel Learning Communities, Inc., dated December 30, 2002

SIGNATURES

          After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

Dated: December 30, 2002	KU LEARNING, L.L.C.,
a Delaware limited liability company

/s/ Stanley E. Maron

By: Stanley E. Maron
Its: Assistant Secretary

KNOWLEDGE UNIVERSE LEARNING GROUP, L.L.C.,
a Delaware limited liability company

/s/ Stanley E. Maron

By: Stanley E. Maron
Its: Secretary

KNOWLEDGE UNIVERSE II LLC,
a Delaware limited liability company

/s/ Stanley E. Maron

By: Stanley E. Maron
Its: Secretary

KNOWLEDGE UNIVERSE, L.L.C.,
a Delaware limited liability company

/s/ Stanley E. Maron

By: Stanley E. Maron
Its: Secretary

ET HOLDINGS, L.L.C.,
a Delaware limited liability company

/s/ Stanley E. Maron

By: Stanley E. Maron
Its: Assistant Secretary

ET CONSOLIDATED, L.L.C.,
a Delaware limited liability company

/s/ Stanley E. Maron

By: Stanley E. Maron
Its: Assistant Secretary

HAMPSTEAD ASSOCIATES, L.L.C.,
a Delaware limited liability company

By: RIDGEVIEW ASSOCIATES, LLC,
a California limited liability company
Its: Manager

/s/ Lowell J. Milken

By: Lowell J. Milken
Its: Manager

MOLLUSK HOLDINGS, L.L.C.,
a California limited liability company

By: CEPHALOPOD CORPORATION
Its: Manager

/s/ Philip B. Simon

By: Philip B. Simon
Its: President

CEPHALOPOD CORPORATION,
a California Corporation

/s/ Philip B. Simon

By: Philip B. Simon
Its: President

LAWRENCE INVESTMENTS, LLC,
a California limited liability company

/s/ Philip B. Simon

By: Philip B. Simon
Its: President

RIDGEVIEW ASSOCIATES, LLC,
a California limited liability company

/s/ Lowell J. Milken

By: Lowell J. Milken
Its: Manager

/s/ Michael R. Milken

Michael R. Milken, an individual

/s/ Lowell J. Milken

Lowell J. Milken, an individual

/s/ Lawrence J. Ellison

Lawrence J. Ellison, an individual
by Philip B. Simon his attorney-in-fact

Appendix I

Appendix I to the Schedule 13D is hereby amended and supplemented by adding the following thereto:

The following are the names, principal occupation or employment and, if applicable, the name, principal business and address of any corporation or other organization in which such employment is conducted, of the individual directors and executive officers, if any, of each of the Reporting Persons not previously disclosed in the Schedule 13D. Each person listed below and each individual Reporting Person is a United States citizen.

Knowledge Universe Learning Group, L.L.C.

Principal Business
Name and Business Address	Position	Occupation or Employment

Steven B. Fink	Director	Chief Executive Officer, Lawrence
844 Moraga Drive		Investments, LLC
Los Angeles, CA 90040

Ralph Finerman	Director	President, RFG Financial Group, Inc.
844 Moraga Drive
Los Angeles, CA 90040

Stanley E. Maron	Director	Shareholder, Maron & Sandler, a Professional
844 Moraga Drive	Secretary	Corporation
Los Angeles, CA 90040

Knowledge Universe II LLC

Principal Business
Name and Business Address	Position	Occupation or Employment

Lawrence J. Ellison	Director	Chief Executive Officer, Oracle Corporation
Oracle Corporation
500 Oracle Parkway
Redwood Shores, CA 94065

Lowell J. Milken	Director	Director, Knowledge Universe, L.L.C.
844 Moraga Drive
Los Angeles, CA 90040

Michael R. Milken	Director	Director, Knowledge Universe, L.L.C.
844 Moraga Drive
Los Angeles, CA 90040

Steven B. Fink	Director	Chief Executive Officer, Lawrence
844 Moraga Drive		Investments, LLC
Los Angeles, CA 90040

Thomas Kalinske	President	Chairman, Leap Frog Enterprises, Inc.;
3351 El Camino Real, Suite 200		Executive employee, Knowledge Universe, Inc.
Atherton, CA 94027

EXHIBIT INDEX

Exhibit 1	Joint Filing Agreement dated as of December 30, 2002

Exhibit 2	Confidentiality Agreement dated as of May 8, 1998 between Knowledge Universe, L.L.C. and Nobel Education Dynamics, Inc. (previously filed as Exhibit 2 to Amendment No. 1 to the Schedule 13D filed with the Commission on June 2, 1998)

Exhibit 3	Assignment of Proxy (including the Proxy as Exhibit A thereto) (previously filed as Exhibit 3 to Amendment No. 2 to the Schedule 13D filed with the Commission on November 10, 1999)

Exhibit 4	Letter from counsel for KU Learning, L.L.C. to the Board of Directors of Nobel Learning Communities, Inc., dated December 30, 2002